Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES FOURTH QUARTER 2021 RESULTS

Highlights

•Fourth quarter 2021 net income of $306.6 million and adjusted EBITDA of $686.7 million
•Net debt to adjusted EBITDA ratio down to 1.0 times
•Share repurchases of $183.6 million in fourth quarter 2021
•Expects 2022 adjusted EBITDA to improve to $2.5 billion to $2.8 billion

Clayton, MO, January 27, 2022 – Olin Corporation (NYSE: OLN) announced financial results for the fourth quarter ended December 31, 2021.

Fourth quarter 2021 reported net income was $306.6 million, or $1.89 per diluted share, which compares to fourth quarter 2020 reported net loss of $33.0 million, or ($0.21) per diluted share. Fourth quarter 2021 interest expense included a loss on extinguishment of debt of $104.6 million from the $391.4 million prepayment of the 9.5% Senior Notes due in 2025. Fourth quarter 2021 adjusted EBITDA of $686.7 million excludes depreciation and amortization expense of $150.1 million and restructuring charges and other non-recurring items of $2.0 million. Fourth quarter 2020 adjusted EBITDA was $246.2 million. Sales in the fourth quarter 2021 were $2,430.4 million compared to $1,654.1 million in the fourth quarter 2020. Full year 2021 reported net income was $1,296.7 million, or $7.96 per diluted share, which compares to full year 2020 reported net loss of $969.9 million, or ($6.14) per diluted share.

Scott Sutton, Chairman, President and Chief Executive Officer, said, “Our team’s performance in 2021 demonstrated the success of our unique winning model, which prioritizes value, and highlights the potential still to be unlocked across our Chemicals and Winchester businesses. Our fourth quarter performance demonstrated how our model can adapt in real-time to emphasize ‘value first’ versus our historical sales volume maximization approach, as our Chemical businesses reduced operating rates and increased product purchases to fulfill our participation level. As a result, our fourth quarter 2021 adjusted EBITDA delivered our forecasted guidance. Our Electrochemical Unit Profit Contribution Index (ECU PCI) continued to move higher, as Olin drove sequential pricing improvement in the fourth quarter 2021 for chlorine, chlorine derivatives, including epoxy resins, and caustic soda. Winchester continued to deliver on both commercial and military fronts, as we launched our Shoot United™ initiative during the quarter to promote recreational sport shooting.
“We enter 2022 with our model of focusing on system value fully effective and ready to incorporate organic and inorganic growth initiatives. In early 2022, we expect sequentially higher raw material and operating costs, mainly increased natural gas and electrical power costs. As a result, we expect the first quarter 2022 results from our Chemical businesses to be similar to fourth quarter 2021 levels. We expect our Winchester business first quarter 2022 results to increase sequentially from fourth quarter 2021.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, goodwill impairment charges, other operating income (expense), non-operating pension income, other income, and income taxes.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the fourth quarter 2021 were $1,244.1 million compared to $793.7 million in the fourth quarter 2020. The increase in Chlor Alkali Products and Vinyls sales was primarily due to higher pricing, partially offset by lower volumes. Fourth quarter 2021 segment earnings were $294.8 million compared to $57.0 million in the fourth quarter 2020. The $237.8 million increase in segment earnings was primarily due to higher pricing across all products. The segment earnings also reflected lower volumes and higher raw material and operating costs. Chlor Alkali Products and Vinyls fourth quarter 2021 results included depreciation and amortization expense of $119.4 million compared to $112.3 million in the fourth quarter 2020.

EPOXY

Epoxy sales for the fourth quarter 2021 were $795.7 million compared to $519.8 million in the fourth quarter 2020. The increase in Epoxy sales was primarily due to higher pricing. Fourth quarter 2021 segment earnings were $170.8 million compared to $27.2 million in the fourth quarter 2020. The $143.6 million increase in Epoxy segment earnings was primarily due to higher product margins, as higher pricing was partially offset by higher benzene and propylene raw material costs. The segment earnings also reflected lower volumes and higher operating costs. Epoxy fourth quarter 2021 results included depreciation and amortization expense of $22.6 million compared to $23.7 million in the fourth quarter 2020.

WINCHESTER

Winchester sales for the fourth quarter 2021 were $390.6 million compared to $340.6 million in the fourth quarter 2020. The increase in Winchester sales was primarily due to higher commercial ammunition pricing. Fourth quarter 2021 segment earnings were $101.8 million compared to $44.8 million in the fourth quarter 2020. The $57.0 million increase in segment earnings was primarily due to higher commercial ammunition pricing which was partially offset by higher commodity and other materials costs. Winchester fourth quarter 2021 results included depreciation and amortization expense of $6.5 million compared to $5.4 million in the fourth quarter 2020.

CORPORATE AND OTHER COSTS

Other corporate and unallocated costs in the fourth quarter of 2021 decreased $7.7 million compared to the fourth quarter 2020 primarily due to lower costs associated with the absence of implementation of new enterprise resource planning, manufacturing, and engineering systems, and the related infrastructure costs. This project was completed in late 2020. This reduction was partially offset by higher incentive costs, which includes mark-to-market adjustments on stock-based compensation.

CASH, DEBT REDUCTION AND SHARE REPURCHASES

The cash balance on December 31, 2021, was $180.5 million. During 2021, Olin reduced debt by approximately $1.1 billion, ending the year with net debt of approximately $2.6 billion and a net debt to adjusted EBITDA ratio of 1.0 times.

During fourth quarter 2021, approximately 3.2 million shares of common stock were repurchased at a cost of $183.6 million. In 2021, Olin repurchased approximately 4.7 million shares of common stock at a cost of $251.9 million. As of December 31, 2021, Olin had approximately $1,052.2 million available under its current share repurchase authorizations.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss fourth quarter 2021 financial results at 9:00 a.m. Eastern time on Friday, January 28, 2022. Remarks will be followed by a question and answer session. Associated slides, which will be available the evening before the call, and the conference call will be accessible via webcast through Olin’s website, www.olin.com, under the fourth quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the next business day.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “outlook,” “project,” “estimate,” “forecast,” “optimistic,” “target,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2020, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:

Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our strategic operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•our inability to complete future acquisitions or successfully integrate them into our business;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•higher-than-expected raw material, energy, transportation, and/or logistics costs;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions, production hazards and weather-related events;
•the failure or an interruption of our information technology systems;
•our substantial amount of indebtedness and significant debt service obligations;
•the negative impact from the COVID-19 pandemic and the global response to the pandemic, including without limitation adverse impacts in complying with governmental COVID-19 mandates;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior secured credit facility;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•our long-range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•unexpected outcomes from legal or regulatory claims and proceedings;
•failure to effectively manage environmental, social and governance (ESG) issues and related regulations, including climate change and sustainability;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; and
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements

2022-03

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per share amounts)	2021	2020	2021	2020
Sales	$2,430.4	$1,654.1	$8,910.6	$5,758.0
Operating Expenses:
Cost of Goods Sold	1,800.6	1,457.3	6,616.4	5,374.6
Selling and Administration	102.2	112.9	416.9	422.0
Restructuring Charges	3.4	4.3	27.9	9.0
Goodwill Impairment	—	—	—	699.8
Other Operating Income(b)	1.4	0.8	1.4	0.7
Operating Income (Loss)	525.6	80.4	1,850.8	(746.7)
Interest Expense(c)	143.6	85.6	348.0	292.7
Interest Income	—	0.1	0.2	0.5
Non-operating Pension Income	9.0	4.5	35.7	18.9
Income (Loss) before Taxes	391.0	(0.6)	1,538.7	(1,020.0)
Income Tax Provision (Benefit)(d)	84.4	32.4	242.0	(50.1)
Net Income (Loss)	$306.6	$(33.0)	$1,296.7	$(969.9)
Net Income (Loss) Per Common Share:
Basic	$1.94	$(0.21)	$8.15	$(6.14)
Diluted	$1.89	$(0.21)	$7.96	$(6.14)
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	158.4	157.9	159.1	157.9
Average Common Shares Outstanding - Diluted	162.5	157.9	163.0	157.9

(a)Unaudited.
(b)Other operating income for both the three months and year ended December 31, 2021 included a $1.4 million gain on the sale of a terminal facility. Other operating income for both the three months and year ended December 31, 2020 included a $0.8 million gain on the sale of land.
(c)Interest expense included a loss on extinguishment of debt of $104.6 million and $18.8 million for the three months ended December 31, 2021 and 2020, respectively, and $152.2 million and $20.4 million for the years ended December 31, 2021 and 2020, respectively, which primarily includes bond redemption premiums associated with the optional prepayment of existing debt. Interest expense for the year ended December 31, 2020 also included $4.0 million related to the 2020 ethylene payment discount.
(d)Income tax provision (benefit) for the year ended December 31, 2021 included a benefit of $82.8 million primarily associated with the release of the valuation allowance in the second quarter 2021 related to deferred tax assets of our German operations. Due to the improved operating results and business outlook for our German operations, Olin expects that net operating loss carryforwards and other deductible amounts in Germany will ultimately be realized against future income.

Olin Corporation
Segment Information(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2021	2020	2021	2020
Sales:
Chlor Alkali Products and Vinyls	$1,244.1	$793.7	$4,140.8	$2,959.9
Epoxy	795.7	519.8	3,186.0	1,870.5
Winchester	390.6	340.6	1,583.8	927.6
Total Sales	$2,430.4	$1,654.1	$8,910.6	$5,758.0
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$294.8	$57.0	$997.8	$3.5
Epoxy	170.8	27.2	616.5	40.8
Winchester	101.8	44.8	412.1	92.3
Corporate/Other:
Environmental Expense(b)	(5.4)	(3.0)	(14.0)	(20.9)
Other Corporate and Unallocated Costs(c)	(34.4)	(42.1)	(135.1)	(154.3)
Restructuring Charges	(3.4)	(4.3)	(27.9)	(9.0)
Goodwill Impairment	—	—	—	(699.8)
Other Operating Income(d)	1.4	0.8	1.4	0.7
Interest Expense(e)	(143.6)	(85.6)	(348.0)	(292.7)
Interest Income	—	0.1	0.2	0.5
Non-operating Pension Income	9.0	4.5	35.7	18.9
Income (Loss) before Taxes	$391.0	$(0.6)	$1,538.7	$(1,020.0)

(a)Unaudited.
(b)Environmental expense for the year ended December 31, 2021 included $2.2 million of insurance recoveries for costs incurred and expensed in prior periods.
(c)Other corporate and unallocated costs for the three months and year ended December 31, 2020 included information technology integration project charges of $13.3 million and $73.9 million, respectively, associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs, which concluded in late 2020.
(d)Other operating income for both the three months and year ended December 31, 2021 included a $1.4 million gain on the sale of a terminal facility. Other operating income for both the three months and year ended December 31, 2020 included a $0.8 million gain on the sale of land.
(e)Interest expense included a loss on extinguishment of debt of $104.6 million and $18.8 million for the three months ended December 31, 2021 and 2020, respectively, and $152.2 million and $20.4 million for the years ended December 31, 2021 and 2020, respectively, which primarily includes bond redemption premiums associated with the optional prepayment of existing debt. Interest expense for the year ended December 31, 2020 also included $4.0 million related to the 2020 ethylene payment discount.

Olin Corporation
Consolidated Balance Sheets(a)

	December 31,
(In millions, except per share data)	2021	2020
Assets:
Cash and Cash Equivalents	$180.5	$189.7
Accounts Receivable, Net	1,106.5	770.9
Income Taxes Receivable	0.3	15.1
Inventories, Net	868.3	674.7
Other Current Assets	92.7	66.7
Total Current Assets	2,248.3	1,717.1
Property, Plant and Equipment (Less Accumulated Depreciation of $4,076.5 and $3,719.8)	2,913.6	3,171.0
Operating Lease Assets, Net	372.4	360.7
Deferred Income Taxes	99.3	11.2
Other Assets	1,131.8	1,191.3
Intangibles, Net	331.7	399.4
Goodwill	1,420.6	1,420.2
Total Assets	$8,517.7	$8,270.9
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$201.1	$26.3
Accounts Payable	847.7	729.2
Income Taxes Payable	98.4	10.7
Current Operating Lease Liabilities	76.8	74.7
Accrued Liabilities	458.1	358.0
Total Current Liabilities	1,682.1	1,198.9
Long-term Debt	2,578.2	3,837.5
Operating Lease Liabilities	302.0	291.6
Accrued Pension Liability	381.9	733.3
Deferred Income Taxes	558.9	443.2
Other Liabilities	362.4	315.6
Total Liabilities	5,865.5	6,820.1
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share, Authorized 240.0 Shares: Issued and Outstanding 156.8 Shares (158.0 in 2020)	156.8	158.0
Additional Paid-in Capital	1,969.6	2,137.8
Accumulated Other Comprehensive Loss	(488.0)	(689.9)
Retained Earnings (Accumulated Deficit)	1,013.8	(155.1)
Total Shareholders’ Equity	2,652.2	1,450.8
Total Liabilities and Shareholders’ Equity	$8,517.7	$8,270.9

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Years Ended December 31,
(In millions)	2021	2020
Operating Activities:
Net Income (Loss)	$1,296.7	$(969.9)
Gains on Disposition of Property, Plant and Equipment	(1.4)	—
Goodwill Impairment	—	699.8
Stock-based Compensation	8.3	13.6
Loss on Debt Extinguishment	152.2	20.4
Depreciation and Amortization	582.5	568.4
Deferred Income Taxes	(42.7)	(18.4)
Qualified Pension Plan Contributions	(1.1)	(2.1)
Qualified Pension Plan Income	(27.8)	(11.4)
Changes in:
Receivables	(360.0)	(0.3)
Income Taxes Receivable/Payable	105.1	(11.2)
Inventories	(206.0)	28.6
Other Current Assets	(22.3)	(24.8)
Accounts Payable and Accrued Liabilities	240.1	149.3
Other Assets	(13.3)	(20.2)
Other Noncurrent Liabilities	26.2	8.6
Other Operating Activities	4.5	2.6
Net Operating Activities	1,741.0	433.0
Investing Activities:
Capital Expenditures	(200.6)	(298.9)
Payments under Ethylene Long-Term Supply Contracts	—	(461.0)
Payments under Other Long-Term Supply Contracts	—	(75.8)
Proceeds from Disposition of Property, Plant and Equipment	3.2	—
Net Investing Activities	(197.4)	(835.7)
Financing Activities:
Long-term Debt (Repayments) Borrowings, Net	(1,103.1)	520.3
Debt Early Redemption Premiums	(137.7)	(14.6)
Common Stock Repurchased and Retired	(251.9)	—
Stock Options Exercised	72.4	1.9
Dividends Paid	(127.8)	(126.3)
Debt Issuance Costs	(3.9)	(10.3)
Net Financing Activities	(1,552.0)	371.0
Net Decrease in Cash and Cash Equivalents	(8.4)	(31.7)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.8)	0.5
Cash and Cash Equivalents, Beginning of Year	189.7	220.9
Cash and Cash Equivalents, End of Period	$180.5	$189.7

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income) and restructuring charges. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2021	2020	2021	2020
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net Income (Loss)	$306.6	$(33.0)	$1,296.7	$(969.9)
Add Back:
Interest Expense	143.6	85.6	348.0	292.7
Interest Income	—	(0.1)	(0.2)	(0.5)
Income Tax Provision (Benefit)	84.4	32.4	242.0	(50.1)
Depreciation and Amortization	150.1	143.3	582.5	568.4
EBITDA	684.7	228.2	2,469.0	(159.4)
Add Back:
Restructuring Charges	3.4	4.3	27.9	9.0
Environmental Recoveries(b)	—	—	(2.2)	—
Information Technology Integration Project(c)	—	13.3	—	73.9
Goodwill Impairment	—	—	—	699.8
Certain Non-recurring Items(d)	(1.4)	0.4	(1.4)	12.7
Adjusted EBITDA	$686.7	$246.2	$2,493.3	$636.0

(a)Unaudited.
(b)Environmental recoveries for the year ended December 31, 2021 included insurance recoveries for costs incurred and expensed in prior periods.
(c)Information technology integration project charges were associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs, which concluded in late 2020.
(d)Certain non-recurring items for both the three months and year ended December 31, 2021 included a $1.4 million gain on the sale of a terminal facility. Certain non-recurring items for the three months and year ended December 31, 2020 included $1.2 million and $13.5 million, respectively, of charges related to the Lake City facility transition and for both the three months and year ended December 31, 2020 included a $0.8 million gain on the sale of land.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt less cash and cash equivalents. Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	December 31,	December 31,
(In millions)	2021	2020
Current Installments of Long-term Debt	$201.1	$26.3
Long-term Debt	2,578.2	3,837.5
Total Debt	2,779.3	3,863.8
Less: Cash and Cash Equivalents	(180.5)	(189.7)
Net Debt	$2,598.8	$3,674.1

Adjusted EBITDA	$2,493.3	$636.0

Net Debt to Adjusted EBITDA	1.0	5.8

(a)     Unaudited.